Exhibit 99.1
Oxford Industries, Inc. Press Release
222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-Mail:	ashoemaker@oxfordinc.com

FOR IMMEDIATE RELEASE
June 10, 2008
Oxford Industries Reports First Quarter Results
— Earnings per Share of $0.59, in line with Quarterly Guidance —
— Reduces Guidance for Fiscal 2008 to Reflect Increasingly Challenging Environment —
ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2008 first quarter ended May 3, 2008. Consolidated net sales were $272.9 million in the first quarter compared to $292.4 million in the same period of the prior year, which was the three months ended May 4, 2007. Diluted net earnings per common share were $0.59 in the first quarter compared to $0.95 in the same period of the prior year and were in line with the Company’s previously issued guidance range of $0.55 to $0.60.
J. Hicks Lanier, Chairman and Chief Executive Officer of Oxford Industries, Inc., commented, “Our first quarter results were consistent with our expectations and, importantly, we were able to exert careful control over our inventory levels during the quarter. In the quarter, we had strong cash flow from operating activities, inventories were down 17% from last year and we experienced a slight uptick in our overall gross margins. As a result, total debt was reduced by $33 million during the quarter.”
Mr. Lanier continued, “Unfortunately, as our guidance revision reflects, the external environment has become increasingly challenging. We believe that it is prudent to assume that we will see continued deterioration in sales in our company-owned retail stores as well as in our wholesale business. We will continue to manage our business conservatively with regard to inventory and are reducing expenses across the organization.”

Tommy Bahama reported net sales of $129.3 million for the first quarter compared to $131.8 million in the same period of the prior year. The slight sales decrease was driven by softness in both wholesale sales and company-owned retail stores. Tommy Bahama’s operating income for the first quarter was $19.5 million compared to $26.5 million in the same period of the prior year. While gross margins remained strong, the impact of lower sales and increased marketing expenses were the primary factors in the reduction in operating income. Marketing expenses, largely associated with the spring 2008 advertising campaign, were $2.2 million higher in the first quarter compared to the same period of the prior year. Additionally, the Company noted that results were impacted by pre-opening expenses associated with two new café emporiums. Pre-opening expenses were $1.0 million higher in the first quarter compared to the same period of the prior year.
Ben Sherman reported net sales of $36.6 million for the first quarter compared to $39.3 million in the same period of the prior year due to the planned tightening of wholesale distribution in the United Kingdom and our exit from the Evisu apparel business in the United States. This was partially offset by increased sales outside the United Kingdom and United States, as well as at company-owned stores. Operating income for Ben Sherman was $0.3 million in the first quarter compared to $1.7 million in the same period of the prior year. The reduction in operating income was primarily due to expense de-leveraging on the lower sales.
Net sales for Lanier Clothes were $38.7 million in the first quarter compared to $42.7 million reported in the same period of the prior year. For the quarter, Lanier Clothes reported breakeven operating results compared to an operating income of $1.4 million in the same period of the prior year. The reduction in operating income was due to lower sales and gross margins caused by continued weak demand for branded tailored clothing, particularly in the department store channel of distribution
Oxford Apparel reported net sales of $68.7 million for the first quarter, down 12.4% from $78.4 million in the same period of the prior year. Operating income for Oxford Apparel was $5.3 million for the first quarter compared to $7.3 million in the same period of the prior year. Oxford Apparel continued to focus on key product categories and exiting certain underperforming lines of business resulting in a planned reduction in sales. The Company noted that last year’s operating income benefited from a one time $2.0 million gain on the sale of the Company’s Monroe, GA facility.
The Corporate and Other expenses decreased to $5.0 million for the first quarter from $5.9 million in the same period of the prior year. The decrease was primarily due to the impact of severance expenses recognized in the same period of the prior year.

Consolidated gross margins for the first quarter increased to 42.6% from 41.2% in the same period of the prior year. The improvement in gross margin was driven primarily by a higher proportion of Tommy Bahama and Ben Sherman sales, which generally have higher margins than Lanier Clothes and Oxford Apparel. Year over year gross margins improved in both Tommy Bahama and Ben Sherman.
Selling, general and administrative expenses, or SG&A, for the first quarter increased to $99.6 million, or 36.5% of net sales, from $93.5 million, or 32.0% of net sales, in the same period of the prior year. The increase in SG&A was due primarily to increased investment in the Tommy Bahama brand including the operation of additional retail stores, the spring 2008 advertising campaign and higher pre-opening expenses associated with two new café emporiums, which opened in March and May.
Royalties and other operating income for the first quarter was $4.2 million compared to $5.6 million in the same period of the prior year. Royalty income increased moderately at Tommy Bahama and Ben Sherman. Last year’s royalties and other operating income results were favorably impacted by the above mentioned $2.0 million gain on the sale of the Company’s Monroe, GA facility.
As previously announced, the Company entered into a $60 million accelerated share repurchase agreement on November 8, 2007 to purchase shares of its common stock. The share repurchase, funded through borrowings under the Company’s revolving credit facility, was completed in May 2008. The Company received approximately 1.9 million shares in November 2007 and an additional 0.6 million shares were delivered on May 22, 2008. The Company acquired the 2.5 million shares at a price of $24.03 per share.
The Company moderated its guidance for fiscal 2008. Fiscal 2008 net sales are now expected to be approximately $1.0 billion compared to prior guidance of $1.01 to $1.06 billion. Fiscal 2008 diluted earnings per common share are now expected to be in a range of $1.90 to $2.05 compared to prior guidance of approximately $2.35. For the second quarter of fiscal 2008, which will end August 2, 2008, net sales are expected to be between $225 million and $235 million and diluted net earnings per common share are expected to be between $0.31 and $0.36. This compares with net sales of $244.6 million and diluted net earnings per common share of $0.49 during the three months ended August 3, 2007.
The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. EDT today. A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through June 24, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 4336036. A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford:
Oxford Industries, Inc. is a producer and marketer of branded and private label apparel for men, women and children. Oxford provides retailers and consumers with a wide variety of apparel products and services to suit their individual needs. Oxford’s brands include Tommy Bahama®, Ben Sherman®, Arnold Brant®, Ely & Walker® and Oxford Golf®. The Company also holds exclusive licenses to produce and sell certain product categories under the Tommy Hilfiger®, Kenneth Cole®, Nautica®, Geoffrey Beene®, Dockers®, and O Oscar™ labels. Oxford’s wholesale customers are found in every major channel of distribution, including national chains, specialty catalogs, mass merchants, department stores, specialty stores and Internet retailers. The Company also operates retail stores, restaurants and Internet websites for some of its brands.
Oxford’s stock has traded on the NYSE since 1964 under the symbol OXM. For more information, please visit our website at www.oxfordinc.com.
CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this press release, in future filings by us with the Securities and Exchange Commission and in oral statements made by or with the approval of our management include forward-looking statements about future events. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all such forward-looking statements contained herein, the entire contents of our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding general and regional economic conditions, including those that affect consumer demand and spending, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, the timing and cost of planned capital expenditures, expected synergies in connection with acquisitions and joint ventures, costs of products and raw materials we purchase, expected outcomes of pending or potential litigation and regulatory actions, and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. You are encouraged to review the information in our Form 10-KT for the eight month transition period ended February 2, 2008 under the heading “Risk Factors” (and those described from time to time in our future reports filed with the Securities and Exchange Commission), which contains additional important factors that may cause our actual results to differ materially from those projected in any forward-looking statements. We disclaim any intention, obligation or duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(UNAUDITED)
(in thousands, except per share amounts)

		Three Months
	First Quarter	Ended
	Fiscal 2008	May 4, 2007

Net sales	$272,942	$292,397
Cost of goods sold	156,633	171,871

Gross profit	116,309	120,526
Selling, general and administrative expenses	99,634	93,538
Amortization of intangible assets	788	1,695

	100,422	95,233
Royalties and other operating income	4,188	5,648

Operating income	20,075	30,941
Interest expense, net	6,332	5,398

Earnings before income taxes	13,743	25,543
Income taxes	4,226	8,450

Net earnings	$9,517	$17,093

Net earnings per common share:
Basic	$0.60	$0.96
Diluted	$0.59	$0.95

Weighted average common shares outstanding:
Basic	15,981	17,739
Dilutive impact of options and restricted shares	104	181

Diluted	16,085	17,920

Dividends declared per common share	$0.18	$0.18

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in thousands, except par amounts)

	May 3,	May 4,
	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$6,095	$47,880
Receivables, net	123,121	121,396
Inventories	122,688	148,047
Prepaid expenses	18,002	20,732

Total current assets	269,906	338,055
Property, plant and equipment, net	96,255	86,042
Goodwill, net	257,926	202,314
Intangible assets, net	230,149	235,122
Other non-current assets, net	30,492	29,850

Total Assets	$884,728	$891,383

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$94,312	$93,965
Accrued compensation	14,501	25,847
Income taxes payable	4,081	6,430
Dividends payable	2,954	3,211
Short-term debt and current maturities of long-term debt	14,614	406

Total current liabilities	130,462	129,859
Long-term debt, less current maturities	224,459	199,281
Other non-current liabilities	54,213	40,073
Non-current deferred income taxes	60,570	79,851
Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $1.00 par value; 30,000 authorized and none issued and outstanding at May 3, 2008 and May 4, 2007	—	—
Common stock, $1.00 par value; 60,000 authorized and 16,410 issued and outstanding at May 3, 2008 and 17,843 issued and outstanding at May 4, 2007	16,410	17,843
Additional paid-in capital	85,760	81,570
Retained earnings	299,773	332,268
Accumulated other comprehensive income	13,081	10,638

Total shareholders’ equity	415,024	442,319

Total Liabilities and Shareholders’ Equity	$884,728	$891,383

OXFORD INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(in thousands)

		Three
	First Quarter	Months Ended
	Fiscal 2008	May 4, 2007

Cash Flows From Operating Activities:
Net earnings	$9,517	$17,093
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation	4,786	4,652
Amortization of intangible assets	788	1,695
Amortization of deferred financing costs and bond discount	654	617
Stock compensation expense	639	187
Loss (gain) on sale of property, plant and equipment	184	(1,910)
Equity loss (income) from unconsolidated entities	(324)	157
Deferred income taxes	(597)	(1,660)
Changes in working capital:
Receivables	(17,366)	(15,189)
Inventories	36,257	18,307
Prepaid expenses	879	2,073
Current liabilities	(2,515)	(2,888)
Other non-current assets	41	(475)
Other non-current liabilities	3,303	3,777

Net cash provided by (used in) operating activities	36,246	26,436
Cash Flows From Investing Activities:
Investment in unconsolidated entity	(222)	(194)
Purchases of property, plant and equipment	(8,722)	(9,694)
Proceeds from sale of property, plant and equipment	—	2,459

Net cash provided by (used in) investing activities	(8,944)	(7,429)
Cash Flows From Financing Activities:
Repayment of financing arrangements	(76,228)	(31,617)
Proceeds from financing arrangements	42,941	31,613
Proceeds from issuance of common stock including tax benefits	257	1,735
Dividends on common stock	(2,889)	(3,205)

Net cash provided by (used in) financing activities	(35,919)	(1,474)

Net change in cash and cash equivalents	(8,617)	17,533
Effect of foreign currency translation on cash and cash equivalents	(200)	(115)
Cash and cash equivalents at the beginning of period	14,912	30,462

Cash and cash equivalents at the end of period	$6,095	$47,880

OXFORD INDUSTRIES, INC.
OPERATING GROUP INFORMATION
(UNAUDITED)
(in thousands)

		Three
	First Quarter	Months Ended
	Fiscal 2008	May 4, 2007

Net Sales
Tommy Bahama	$129,258	$131,765
Ben Sherman	36,587	39,257
Lanier Clothes	38,687	42,660
Oxford Apparel	68,684	78,406
Corporate and Other	(274)	309

Total Net Sales	$272,942	$292,397

Operating Income
Tommy Bahama	$19,483	$26,495
Ben Sherman	255	1,682
Lanier Clothes	(21)	1,437
Oxford Apparel	5,325	7,262
Corporate and Other	(4,967)	(5,935)

Total Operating Income	$20,075	$30,941